                                  EXHIBIT 4.9

                                    SUMMARY
                                       OF
                          DIRECTOR'S RETAINER FEE PLAN

DESCRIPTION OF PLAN

     Wallace Computer Services, Inc. Directors are eligible to receive annual retainer fees in Company Common Stock in lieu of cash. The Company will use the fees otherwise payable to the director to purchase treasury shares. Treasury shares will be purchased from the Company at the closing market price of the stock, as quoted in the Wall Street Journal, on the date that each retainer installment would otherwise be payable.

     At the election of the director, the purchased shares will either be distributed when purchased or deferred pursuant to a separate deferral agreement.

     The Company's Common Stock is traded on the New York Stock Exchange. Shares of Common Stock acquired by Directors should be resold solely in accordance with Rule 144 under the Securities Act of 1933, unless the shares are registered for resale under the Securities Act of 1933 or an exemption from registration is available under the provisions of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission").

     The Company will provide, without charge to each person to whom this Summary is delivered, upon written or oral request, a copy of any document incorporated by reference in the Summary or any related registration statement, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Summary incorporates by reference. Requests should be directed to Steven L. Carson, General Counsel, Wallace Computer Services, Inc., 2275 Cabot Drive, Lisle, Illinois 60532-3630
(630) 588-5000.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Summary by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997.

     (b) All reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold.

     (c) The Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of the Company to be held November 5, 1997.

     (d) Any descriptions relating to the class of securities offered hereby which are contained in registration statements filed by the Company under the Exchange Act.